EXHIBIT 11

                      AMENDMENT NO. THIRTEEN TO THE LOAN
                            AND SECURITY AGREEMENT
                        CONCURRENT COMPUTER CORPORATION

     This  Amendment  No.  Thirteen  To  The Loan And Security Agreement (this
"Amendment") is entered into as of this 5th day of November, 1996, by and between CONCURRENT COMPUTER CORPORATION, a Delaware corporation ("Borrower"), with its chief executive office located at 2101 W. Cypress Creek Road, Fort Lauderdale, Florida 33309 and FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, in light of the following facts:

                                     FACTS
                                     -----

     FACT  ONE:        Foothill and Borrower have previously entered into that
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certain Loan And Security Agreement, dated as of June 29, 1995 (as amended and supplemented,  the  "Agreement").

     FACT  TWO:          Foothill  and  Borrower  desires to further amend the
     ----------
Agreement as provided herein. Terms defined in the Agreement which are used herein shall have the same meanings as set forth in the Agreement, unless otherwise specified.

     NOW, THEREFORE, Foothill and Borrower hereby modify and amend the Agreement as follows:

     1. The second paragraph of Section 2.8 of the Agreement, is hereby amended in its entirety to read as follows: "Concurrent with the Permitted Real Property Disposition of the Oceanport Real Property and as a condition concurrent to the release of Foothill's lien upon the Oceanport Real Property, Borrower shall prepay the Term Note by seventy-five percent (75%) of the net cash proceeds of such Permitted Real Property Disposition, such repayment to be applied as follows: (i)Eight Hundred Thirty Four Thousand Dollars ($834,000), to the installments due under the Term Loan in the order of their maturity, and (ii) the remaining balance due under the Term Note in the inverse order of their maturity."

     2. Foothill shall charge Borrower's loan account a fee in the amount of Fifteen Thousand Three Hundred Dollars ($15,300). Said fee shall be fully-earned, non-refundable, and due and payable on the date Borrower's loan account is charged.

     3. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the
Agreement, as supplemented, amended and modified, shall remain in full force and effect.

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     IN WITNESS WHEREOF, Borrower and Foothill have executed this Amendment as of  the  day  and  year  first  written  above.

FOOTHILL  CAPITAL  CORPORATION          CONCURRENT  COMPUTER
               CORPORATION

      By  /S/ LISA  M.  GONZALES            By  /S/ ROBERT  FITZPATRICK
              ------------------                    -------------------
              Lisa  M.  Gonzales                    Robert  Fitzpatrick
      Its     Assistant Vice President      Its     Vice President & Treasurer
              ------------------------              --------------------------

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